Exhibit 99.1

ALTRIA REPORTS 2021 THIRD-QUARTER AND NINE-MONTHS RESULTS;
ANNOUNCES EXPANDED SHARE REPURCHASE PROGRAM;
NARROWS 2021 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - October 28, 2021 - Altria Group, Inc. (Altria) (NYSE: MO) today reports its 2021 third-quarter and nine-months business results, announces the expansion of its existing share repurchase program and narrows its 2021 full-year adjusted diluted earnings per share (EPS) guidance.
“Altria continued to balance maximizing profitability from our core tobacco businesses with investing to realize our Vision of responsibly leading the transition of adult smokers to a smoke-free future,” said Billy Gifford, Altria’s Chief Executive Officer. “Our tobacco businesses performed well against difficult year-over-year comparisons and we’re encouraged by the significant retail share growth from on! in the third quarter. We also continued to reward shareholders with a strong and growing dividend and announced today the expansion of our existing $2.0 billion share repurchase program to $3.5 billion.”
“We are raising the lower-end of our full-year 2021 guidance and now expect to deliver adjusted diluted EPS in a range of $4.58 to $4.62. This range represents a growth rate of 5% to 6% from a $4.36 base in 2020.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q3 2021	Change vs. Q3 2020	Q3 YTD 2021	Change vs. Q3 YTD 2020
Net revenues	$6,786	(4.7)%	$19,758	(0.5)%
Revenues net of excise taxes	$5,531	(2.6)%	$16,025	1.5%

Reported tax rate	17.6%	100.0+ pp	44.9%	3.1 pp
Adjusted tax rate	24.9%	(0.9) pp	24.9%	0.2 pp

Reported diluted EPS[2]	$(1.48)	(100)%+	$0.46	(66.2)%
Adjusted diluted EPS[2]	$1.22	2.5%	$3.52	4.5%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings (losses) per share attributable to Altria.

As previously announced, a conference call with the investment community and news media will be webcast on October 28, 2021 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders and Capital Markets Activity
Share Repurchase Program
•Yesterday, Altria’s Board of Directors (Board) authorized the expansion of Altria’s existing $2 billion share repurchase program to $3.5 billion. Altria expects to complete the expanded program by December 31, 2022. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of Altria’s Board.
•Through September 30, 2021, Altria repurchased:
•6.7 million shares at an average price of $48.35, for a total cost of $322 million in the third quarter.
•20.2 million shares at an average price of $48.17, for a total cost of $972 million in the first nine months.
•Following the expansion of the share repurchase program, Altria has approximately $2.5 billion remaining in the $3.5 billion share repurchase program.
Dividends
•In the third quarter, Altria paid $1.6 billion in dividends.
•In August, Altria’s Board increased Altria’s regular quarterly dividend for the 56th time in the past 52 years. Altria’s current annualized dividend rate is $3.60 per share, representing a dividend yield of 7.5% as of October 25, 2021.
•Altria maintains its long-term objective of a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of Altria’s Board.

Ste. Michelle Wine Estates Transaction
On October 1, 2021, UST LLC completed the sale of its Ste. Michelle Wine Estates business and received net cash proceeds of approximately $1.2 billion, which Altria used to partially fund its expanded share repurchase program. In the third quarter, Altria recorded a pre-tax charge of $51 million related to the disposition.

Smoke-free Products Business Platform
Heated Tobacco
•In the third quarter:
•Marlboro HeatSticks retail sales volume increased by over 20% sequentially, primarily driven by broader distribution outside of established metro markets and increasing demand in the Northern Virginia metro market.
•Marlboro HeatSticks achieved a cigarette category retail share of 1.8% in Northern Virginia stores with distribution for the last four weeks of the third quarter.
•In September 2021, in the IQOS heated tobacco system patent proceedings, the International Trade Commission (ITC) imposed an importation ban and issued cease-and-desist orders (CDO) on IQOS, Marlboro HeatSticks and infringing components. Altria disagrees with the ITC’s decision as it believes that the plaintiff’s patents are invalid and that IQOS does not infringe those patents. The ITC’s decision is currently under a 60-day review by the Biden Administration. If the decision is not rejected through the Administration’s review, the CDO will take effect on November 29, 2021, making all IQOS and Marlboro HeatSticks products unavailable in the marketplace. PM USA is preparing to comply with the orders. PM USA is also preparing contingency plans surrounding sales and distribution, and has been in communication with Philip Morris International Inc. regarding their domestic manufacturing plans.
Oral Tobacco
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 3.0% in the third quarter, an increase of 1.0 percentage point sequentially and an increase of 1.9 percentage points from the end of 2020.
•As of September 30, 2021, Helix had broadened the U.S. distribution of on! to over 110,000 stores.
•Premarket tobacco product applications (PMTA) for the entire on! portfolio remain pending with the U.S. Food and Drug Administration (FDA). Helix is actively working on modified risk tobacco product applications for on!.

•In October 2021, the FDA authorized the marketing of Verve Discs and Verve Chews in the flavors of Green Mint and Blue Mint and determined that the marketing of these products is appropriate for the protection of public health. This is the first flavored product authorization issued by the FDA for newly deemed tobacco products. While Verve products are not currently in market, Altria believes it gained learnings from developing the Verve PMTA submission that it used to file its May 2020 PMTA submissions for on!, nine months after Altria closed the on! transaction.

ABI Investment
Impact of COVID-19 Pandemic and Pre-Tax Impairment Charge
•The fair value of Altria’s investment in ABI has been below its carrying value since October 2019 and has not fully recovered. At September 30, 2021, the fair value of Altria’s investment in ABI was below its carrying value by 35%.
•ABI continued to be impacted by the COVID-19 pandemic, including the effects of COVID-19 variants, supply-chain constraints across certain markets, transactional foreign exchange and commodity cost headwinds.
•In preparing Altria’s financial statements for the period ended September 30, 2021, Altria considered the factors discussed above and Altria’s expectation for ABI’s recovery. While Altria continues to believe that ABI’s share price will recover, Altria concluded that a full recovery to its carrying value will take longer than previously expected.
•As a result of Altria’s evaluation and in accordance with applicable accounting guidance, Altria determined that the decline in fair value of its investment in ABI as of September 30, 2021 was “other than temporary.” Therefore, Altria recorded a non-cash pre-tax impairment charge of approximately $6.2 billion for the three and nine months ended September 30, 2021, reflecting the difference between the fair value of Altria’s investment in ABI using ABI’s share price at September 30, 2021 and the carrying value of Altria’s investment in ABI at September 30, 2021.
Strategic Review of ABI Investment
The five-year transfer restriction of the 185 million ABI shares that Altria received in the 2016 ABI and SABMiller plc business combination expired on October 10, 2021.
Altria views its ABI stake as a financial investment and is focused on maximizing the long-term shareholder value of the investment. In anticipation of the expiration of the lock-up, Altria conducted an in-depth analysis of its investment in ABI considering a range of factors, including: (i) the strategic rationale for continuing as a long-term investor in the beer category; (ii) ABI’s share price (which has declined by more than 30% since October 2019 due in large part to the effects of the COVID-19 pandemic on its business); (iii) expectations for ABI’s business; (iv) alternative uses of capital; and (v) tax considerations.
Altria determined that selling its investment in ABI at this time would not maximize long-term shareholder value; therefore, Altria currently plans to maintain its ABI investment. Altria continues to have confidence in ABI’s (i) long-term strategies; (ii) premium global brands; (iii) experienced management team; and (iv) capability to successfully navigate near-term challenges.
Altria will continue to monitor and evaluate market conditions and the analytical factors described above on a regular basis, in accordance with its goal of maximizing the long-term shareholder value of this investment.

Environmental, Social and Governance (ESG)
Altria’s Corporate Responsibility Focus Areas are (i) reducing the harm of tobacco products, (ii) preventing underage use, (iii) protecting the environment, (iv) driving responsibility through our value chain, (v) supporting our people and communities and (vi) engaging and leading responsibly. Altria’s corporate responsibility reports can be found on the Corporate Responsibility Reports page at www.altria.com/responsibility.
•In October, Altria released its 2020-2021 Reducing Harm and Preventing Underage Use corporate responsibility report.
•In support of its underage use prevention efforts, Altria announced its sponsorship of TruAge™, a digital age-verification system. Built for any store or brand that sells age-restricted products, TruAge™ verifies a customer’s age at all points of sale while keeping personal information private. Altria expects a pilot to be initiated by year-end.
•In the third quarter, Altria was recognized as a Great Place to Work Certified™ company and was ranked as a Best Workplace for Millennials and in Manufacturing and Production by Fortune magazine and Great Place to Work®. Altria was also recognized as one of the best places to work in IT by IDG Insider Pro and ComputerWorld.
•In support of its Talent and Culture initiative, Altria Group Distribution Company launched The Stronger Together Challenge, an industry program to fund proposals that amplify inclusion, diversity and equity efforts in the convenience store industry.
•In November, Altria expects to issue its 2020-2021 Protect the Environment corporate responsibility report.

Impact of COVID-19 Pandemic
Impact on Tobacco Business Operations
•Altria’s tobacco businesses have not experienced a material adverse impact to date due to the COVID-19 pandemic, but there is continued uncertainty as to how the COVID-19 pandemic (including changes in COVID-19-related restrictions and guidelines) may impact adult tobacco consumers (ATC) in the future. Altria continues to monitor the macroeconomic risks of the COVID-19 pandemic (including risks associated with the timing and extent of vaccine administration and the impact of COVID-19 variants), and their effect on ATC, including stay-at-home practices and disposable income, which may be further impacted by unemployment rates and inflation. Altria also continues to monitor ATC purchasing behaviors, including overall tobacco product expenditures, mix between premium and discount brand purchases and adoption of smoke-free products.
•Altria believes that the COVID-19 pandemic altered ATC behaviors and purchasing patterns, particularly in the earlier stages of the pandemic. While the number of ATC trips to the store remain below pre-pandemic levels and tobacco expenditures per trip remain elevated, the environment continues to evolve as the effects of government stimulus have lessened and consumer mobility returns to more normal levels.
•Altria’s suppliers and those within its distribution chain continue to be subject to potential facility closures, remote working protocols, and labor shortages. To date, Altria has not experienced any material disruptions to its supply chains or distribution systems but is continuing to monitor these factors. Altria continues to monitor the risk that the business of one or more suppliers, distributors or any other entities within its supply and distribution chains may be disrupted.
Impact on JUUL and Cronos Investments
•During 2020 and the first nine months of 2021, JUUL’s operations were negatively impacted by the COVID-19 pandemic due to stay-at-home practices and government-mandated restrictions. While the impact was considered in Altria’s quantitative valuations conducted in connection with the preparation of its financial statements for the nine months ended September 30, 2021 and during 2020, Altria does not believe the COVID-19 pandemic was a primary driver of the non-cash, pre-tax impairment charge recorded during 2020 or any quarterly changes in fair value recorded since the fourth quarter of 2020. Altria will continue to monitor the impact of the COVID-19 pandemic on JUUL’s business, including near-term supply chain constraints and component part shortages.
•During 2020 and the first nine months of 2021, Cronos has been adversely impacted by the COVID-19 pandemic, due in part to government actions limiting access to retail stores in the United States and Canada, including the recording in 2020 of an impairment charge on certain goodwill and intangible assets. However, the continued rollout of vaccines in the United States and Canada has resulted in the easing of COVID-19 related restrictions in most of the United States and Canada during the third quarter of 2021. Altria will continue to monitor the impact of COVID-19 pandemic on Cronos’ business, including near-term supply chain challenges, and market valuation.

2021 Full-Year Guidance
Altria narrows its guidance for 2021 full-year adjusted diluted EPS to be in a range of $4.58 to $4.62, representing a growth rate of 5% to 6% from an adjusted diluted EPS base of $4.36 in 2020. While the 2021 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. Altria will continue to monitor conditions related to (i) the economy (including unemployment rates and the impact of increased inflation), (ii) ATC dynamics, including stay-at-home practices, disposable income, purchasing patterns and adoption of smoke-free products, (iii) regulatory and legislative (including excise tax) developments and (iv) the timing and extent of COVID-19 vaccine administration and the impact of COVID-19 variants.
Altria’s 2021 full-year adjusted diluted EPS guidance range includes planned investments in support of its Vision, such as (i) marketplace investments to expand the availability and awareness of Altria’s smoke-free products, (ii) costs associated with building an industry-leading consumer engagement platform that enhances data collection and insights in support of ATC transition to smoke-free products and (iii) increased smoke-free product research and development expense. The full-year adjusted diluted EPS guidance range excludes the special items for the first nine months of 2021 shown in Table 1.
Altria continues to expect its 2021 full-year adjusted effective tax rate will be in a range of 24.5% to 25.5%.
Altria expects its 2021 capital expenditures to be between $150 million and $200 million, a change from its previous expectation of $200 million to $250 million.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related and disposition-related costs, COVID-19 special items, equity investment-related special items (including any changes in fair value of the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the 1998 Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS or its reported effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Third Quarter
•Net revenues decreased 4.7% to $6.8 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 2.6% to $5.5 billion.
•Reported diluted EPS decreased (+100.0)% to ($1.48), primarily driven by lower reported earnings from Altria’s investment in ABI (due primarily to 2021 impairment of its investment in ABI) and lower reported operating companies income (OCI). These items were partially offset by the 2020 impairment of JUUL equity securities, an increase in the estimated fair value of Altria’s investment in JUUL, favorable Cronos-related special items, favorable net periodic benefit income, lower interest expense and fewer shares outstanding.
•Adjusted diluted EPS increased 2.5% to $1.22, primarily driven by higher adjusted earnings from Altria’s equity investment in ABI, favorable net periodic benefit income, lower adjusted income tax rate, lower interest expense and fewer shares outstanding, partially offset by lower adjusted OCI.
First Nine Months
•Net revenues decreased 0.5% to $19.8 billion, primarily driven by lower net revenues in the smokeable products segment, partially offset by higher net revenues in the wine segment, oral tobacco segment and the financial services business. Revenues net of excise taxes increased 1.5% to $16.0 billion.
•Reported diluted EPS decreased 66.2% to $0.46, primarily driven by lower reported earnings from Altria’s investment in ABI (due primarily to 2021 impairment of its investment in ABI), losses on early extinguishment of debt and unfavorable Cronos-related special items. These items were partially offset by the 2020 impairment of JUUL equity securities, higher reported OCI, favorable periodic net benefit income and fewer shares outstanding.
•Adjusted diluted EPS increased 4.5% to $3.52, primarily driven by higher adjusted OCI in the smokeable products segment, favorable net periodic benefit income, higher adjusted earnings from Altria’s investment in ABI and fewer shares outstanding, partially offset by a higher adjusted income tax rate.

Table 1 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Reported diluted EPS	$(1.48)	$(0.51)	(100)%+	$0.46	$1.36	(66.2) %
NPM Adjustment Items	(0.02)	—		(0.03)	—
Implementation, acquisition and disposition- related costs	0.03	—		0.05	0.17
Tobacco and health and certain other litigation items	0.04	0.01		0.06	0.03
Impairment of JUUL equity securities	—	1.40		—	1.40
JUUL changes in fair value	(0.05)	—		—	—
ABI-related special items	2.65	0.22		2.60	0.29
Cronos-related special items	0.05	0.08		0.11	0.08
Loss on early extinguishment of debt	—	—		0.27	—
COVID-19 special items	—	—		—	0.02
Tax items	—	(0.01)		—	0.02
Adjusted diluted EPS	$1.22	$1.19	2.5%	$3.52	$3.37	4.5%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
Non-Participating Manufacturer (NPM) Adjustment Items
•In the third quarter and first nine months of 2021, Altria recorded pre-tax income of $44 million (or $0.02 per share) and $76 million (or $0.03 per share), respectively, due to NPM Adjustment Items and related interest. For the third quarter and first nine months, Altria recorded $21 and $53 million, respectively, as a reduction to cost of sales in the smokeable products segment, and recorded $23 million as interest income in both periods.
Implementation, acquisition and disposition-related costs
•In the third quarter of 2021, Altria recorded pre-tax charges of $61 million (or $0.03 per share), due primarily to charges associated with the sale of the Ste. Michelle wine business.
•In the first nine months of 2021, Altria recorded pre-tax charges of $117 million (or $0.05 per share), due primarily to charges associated with the sale of the Ste. Michelle wine business and acquisition-related costs for the settlement of an arbitration related to the 2019 on! transaction.
•In the first nine months of 2020, Altria recorded pre-tax charges of $415 million (or $0.17 per share), due primarily to inventory-related charges recorded by Ste. Michelle consisting of $292 million for a wine inventory write-off and $100 million for estimated losses on future, non-cancelable grape purchase commitments (both recorded in the first quarter of 2020) that Ste. Michelle believed no longer had a future economic benefit.
Tobacco and Health and Certain Other Litigation Items
•In the third quarter and first nine months of 2021, Altria recorded pre-tax charges of $105 million (or $0.04 per share) and $148 million (or $0.06 per share), respectively, for tobacco and health and certain other litigation items and interest costs.
•In the first nine months of 2020, Altria recorded pre-tax charges of $76 million (or $0.03 per share) for tobacco and health litigation items and interest costs.
Impairment of JUUL Equity Securities
•In the third quarter and first nine months of 2020, Altria recorded a non-cash pre-tax impairment charge of $2.6 billion ($1.40 per share) due to the impairment of Altria’s equity securities in JUUL. A full tax valuation allowance was recorded for this charge that offset the tax benefit associated with the impairment charge.
JUUL Changes in Fair Value
•In the third quarter of 2021, Altria recorded a non-cash pre-tax unrealized gain of $100 million (or $0.05 per share) as a result of an increase in the estimated fair value of its investment in JUUL. A corresponding adjustment was made to the JUUL tax valuation allowance.
•As of September 30, 2021, the estimated fair value of Altria’s JUUL investment was $1.7 billion, unchanged from its December 31, 2020 estimated fair value.
ABI-Related Special Items
•In the third quarter and first nine months of 2021, equity earnings from ABI included net pre-tax charges of $6.2 billion ($2.65) and $6.1 billion ($2.60), respectively, substantially all of which related to an impairment of Altria’s investment in ABI.
•In the third quarter of 2020, losses from Altria’s investment in ABI included net pre-tax charges of $513 million (or $0.22 per share), consisting primarily of ABI’s completion of the sale of its Australia subsidiary and ABI’s goodwill impairment charge associated with its Africa businesses.
•In the first nine months of 2020, losses from Altria’s investment in ABI included net pre-tax charges of $689 million (or $0.29 per share), consisting primarily of ABI’s (i) mark-to-market losses on certain ABI financial instruments associated with its share commitments, (ii) completion of the sale of its Australia subsidiary and (iii) goodwill impairment charge associated with its Africa businesses.
The ABI-related special items above include Altria’s respective share of the amounts recorded by ABI and may also include additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to Altria’s investment required under the equity method of accounting.

Cronos-Related Special Items
In the third quarter and first nine months of 2021, Altria recorded net pre-tax (income) expense consisting of the following:

	Third Quarter		Nine Months Ended September 30,
($ in millions, except per share data)	2021	2020	2021	2020

(Gain) loss on Cronos-related financial instruments [1]	$135	$105	$128	$202
(Income) losses from equity investments [2]	(46)	38	72	(58)
Total Cronos-related special items - (income) expense	$89	$143	$200	$144
Earnings per share	$0.05	$0.08	$0.11	$0.08
1 Amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections acquired in the Cronos transaction.
2 Amounts include Altria’s share of special items recorded by Cronos and may also include adjustments to Altria’s investment required under the equity method of accounting.
Loss on Early Extinguishment of Debt
•In the first nine months of 2021, Altria recorded pre-tax losses on early extinguishment of debt of $649 million (or $0.27 per share), which was recorded in the first quarter.
COVID-19 Special Items
•In the first nine months of 2020, Altria recorded net pre-tax charges of $50 million (or $0.02 per share), directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic. These net pre-tax charges included premium pay, personal protective equipment and health screenings, partially offset by certain employment tax credits. The COVID-19 special items do not include the inventory-related implementation costs associated with the 2020 wine business strategic reset.
Tax Items
•In the first nine months of 2020, Altria recorded net income tax expense of $38 million (or $0.02 per share), primarily related to a tax basis adjustment to Altria’s investment in ABI and adjustments as a result of amended returns and audit adjustments related to prior years.

SMOKEABLE PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues decreased 5.4%, primarily driven by lower shipment volume, partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes decreased 3.0%.
•Reported OCI decreased 1.3%, primarily driven by lower shipment volume and higher resolution expense, partially offset by higher pricing, lower promotional investments and 2021 NPM Adjustment Items.
•Adjusted OCI decreased 2.2%, primarily driven by lower shipment volume and higher resolution expense, partially offset by higher pricing and lower promotional investments. Adjusted OCI margins increased by 0.5 percentage points to 58.0%.
First Nine Months
•Net revenues decreased 1.4%, primarily driven by lower shipment volume, partially offset by higher pricing. Revenues net of excise taxes increased 0.6%.
•Reported OCI increased 3.8%, primarily driven by higher pricing, 2021 NPM Adjustment Items and 2020 COVID-19 special items, partially offset by lower shipment volume, higher resolution expenses and higher costs.
•Adjusted OCI increased 2.6%, primarily driven by higher pricing, partially offset by lower shipment volume, higher resolution expenses and higher costs. Adjusted OCI margins increased by 1.1 percentage points to 58.0%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Net revenues	$5,975	$6,313	(5.4)%	$17,275	$17,522	(1.4)%
Excise taxes	(1,218)	(1,407)		(3,620)	(3,950)
Revenues net of excise taxes	$4,757	$4,906	(3.0)%	$13,655	$13,572	0.6%

Reported OCI	$2,753	$2,789	(1.3)%	$7,901	$7,609	3.8%
NPM Adjustment Items	(21)	—		(53)	—
Tobacco and health and certain other litigation items	29	34		72	73
COVID-19 special items	—	—		—	41
Adjusted OCI	$2,761	$2,823	(2.2)%	$7,920	$7,723	2.6%
Adjusted OCI margins [1]	58.0%	57.5%	0.5 pp	58.0%	56.9%	1.1 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Third Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 12.9%, primarily driven by the industry’s rate of decline and trade inventory movements.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 7.0%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 6.5%.
•Reported cigar shipment volume decreased 9.8%.
First Nine Months
•Smokeable products segment reported domestic cigarette shipment volume decreased 8.0%, primarily driven by the industry’s rate of decline, trade inventory movements, calendar differences and other factors.

•When adjusted for trade inventory movements, calendar differences and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 5.0%.
•When adjusted for trade inventory movements, calendar differences and other factors, total estimated domestic cigarette industry volume decreased by an estimated 5.0%.
•Reported cigar shipment volume increased 2.7%.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Cigarettes:
Marlboro	21,368	24,258	(11.9)%	63,122	67,890	(7.0)%
Other premium	1,042	1,231	(15.4)%	3,180	3,496	(9.0)%
Discount	1,640	2,130	(23.0)%	5,068	6,205	(18.3)%
Total cigarettes	24,050	27,619	(12.9)%	71,370	77,591	(8.0)%

Cigars:
Black & Mild	424	468	(9.4)%	1,356	1,317	3.0%
Other	1	3	(66.7)%	5	8	(37.5)%
Total cigars	425	471	(9.8)%	1,361	1,325	2.7%

Total smokeable products	24,475	28,090	(12.9)%	72,731	78,916	(7.8)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
Third Quarter
•Marlboro retail share of the total cigarette category was unchanged at 43.2%.
•The industry retail share for the discount cigarette segment increased 0.6 share points to 25.3%.
First Nine Months
•Marlboro retail share of the total cigarette category increased 0.4 share points to 43.2%.
•The industry retail share for the discount cigarette segment increased 0.3 share points to 25.2%.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2021	2020	Percentage point change	2021	2020	Percentage point change
Cigarettes:
Marlboro	43.2%	43.2%	—	43.2%	42.8%	0.4
Other premium	2.3	2.3	—	2.3	2.3	—
Discount	3.4	3.8	(0.4)	3.5	4.0	(0.5)
Total cigarettes	48.9%	49.3%	(0.4)	49.0%	49.1%	(0.1)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues decreased 2.2%, primarily driven by lower shipment volume (including changes in shipment volume mix between the segment’s moist smokeless tobacco (MST) and oral nicotine pouch products), and higher promotional investments in on!, partially offset by higher pricing. Revenues net of excise taxes decreased 2.1%.
•Reported and adjusted OCI decreased 7.1% and 8.0%, respectively, primarily driven by lower shipment volume (including unfavorable shipment volume mix), higher promotional investments in on! and higher costs, partially offset by higher pricing. Adjusted OCI margins declined by 4.3 percentage points to 68.2%, due to changes in shipment volume mix between the segment’s MST and oral nicotine pouch products.
First Nine Months
•Net revenues increased 2.3%, primarily driven by higher pricing, partially offset by higher promotional investments in on! and lower shipment volume (including unfavorable shipment volume mix). Revenues net of excise taxes increased 2.4%.
•Reported OCI decreased 2.2% primarily driven by higher promotional investments in on!, higher costs (including acquisition-related costs) and lower shipment volume (including unfavorable shipment volume mix), partially offset by higher pricing.
•Adjusted OCI was essentially unchanged, as higher promotional investments in on!, lower shipment volume (including unfavorable shipment volume mix) and higher costs were mostly offset by higher pricing. Adjusted OCI margins declined by 2.1 percentage points to 70.7%, due to changes in shipment volume mix between the segment’s MST and oral nicotine pouch products.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Net revenues	$626	$640	(2.2)%	$1,945	$1,901	2.3%
Excise taxes	(32)	(33)		(98)	(98)
Revenues net of excise taxes	$594	$607	(2.1)%	$1,847	$1,803	2.4%

Reported OCI	$405	$436	(7.1)%	$1,269	$1,297	(2.2)%
Acquisition-related costs	—	4		37	6
COVID-19 special items	—	—		—	9
Adjusted OCI	$405	$440	(8.0)%	$1,306	$1,312	(0.5)%
Adjusted OCI margins [1]	68.2%	72.5%	(4.3) pp	70.7%	72.8%	(2.1) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Third Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 3.8%, primarily driven by retail share losses (primarily due to the growth of oral nicotine pouches) and trade inventory movements, partially offset by industry growth, calendar differences and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 2.5%.
First Nine Months
•Oral tobacco products segment reported domestic shipment volume decreased 0.5%, primarily driven by retail share losses (primarily due to the growth of oral nicotine pouches) and calendar differences, partially offset by industry growth and trade inventory movements. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 0.5%.
•Total oral tobacco industry volume increased by an estimated 3% over the past six months, driven by growth in oral nicotine pouches.

Table 6 - Oral Tobacco Products: Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Copenhagen	121.4	131.1	(7.4)%	378.4	395.0	(4.2)%
Skoal	47.7	52.3	(8.8)%	148.2	157.2	(5.7)%
Other (includes Red Seal and on!)	29.7	23.3	27.5%	87.7	65.0	34.9%
Total oral tobacco products	198.8	206.7	(3.8)%	614.3	617.2	(0.5)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share & Brand Activity
Third Quarter
•Oral tobacco products segment retail share was 47.8% and Copenhagen continued to be the leading oral tobacco brand with a retail share of 29.2%. Share losses in the oral tobacco products segment, including Copenhagen, were due to the growth of oral nicotine pouches.
First Nine Months
•Oral tobacco products segment retail share was 47.9% and Copenhagen retail share was 29.8%. Share losses in the oral tobacco products segment, including Copenhagen, were due to the growth of oral nicotine pouches.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2021	2020	Percentage point change	2021	2020	Percentage point change
Copenhagen	29.2%	31.8%	(2.6)	29.8%	32.1%	(2.3)
Skoal	12.5	13.7	(1.2)	12.7	14.1	(1.4)
Other (includes Red Seal and on!)	6.1	4.5	1.6	5.4	3.9	1.5
Total oral tobacco products	47.8%	50.0%	(2.2)	47.9%	50.1%	(2.2)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume
Third Quarter
•Net revenues increased 12.7%, primarily driven by improved mix and higher pricing.
•Reported OCI decreased +100.0% to ($24) million, primarily driven by 2021 disposition-related charges associated with the sale of the wine business, partially offset by higher pricing and improved mix.
•Adjusted OCI increased 35.0% to $27 million, primarily driven by higher pricing and improved mix.
•Reported wine shipment volume decreased 2.6% to approximately 1.8 million cases.
First Nine Months
•Net revenues increased 13.8%, primarily driven by higher shipment volume, improved mix and higher pricing.
•Reported OCI increased +100.0% to $21 million, primarily driven by 2020 inventory-related charges (included in implementation costs in Table 8 below), higher shipment volume, improved mix and higher pricing, partially offset by 2021 disposition-related charges.
•Adjusted OCI increased 52.1% to $73 million, primarily driven by higher shipment volume, improved mix and higher pricing.
•Reported wine shipment volume increased 5.1% to approximately 5.4 million cases.

Table 8 - Wine: Revenues and OCI (Loss) ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Net revenues	$177	$157	12.7%	$494	$434	13.8%
Excise taxes	(5)	(5)		(14)	(14)
Revenues net of excise taxes	$172	$152	13.2%	$480	$420	14.3%

Reported OCI (Loss)	$(24)	$19	(100%)+	$21	$(347)	100%+
Implementation and disposition-related costs	51	1		52	395
Adjusted OCI	$27	$20	35.0%	$73	$48	52.1%
Adjusted OCI margins [1]	15.7%	13.2%	2.5 pp	15.2%	11.4%	3.8 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria has a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Altria’s Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). Altria is Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, Altria’s businesses and society.
Altria’s wholly owned subsidiaries include the most profitable tobacco companies in their categories: Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC) and John Middleton Co. (Middleton). Altria’s smoke-free portfolio includes Helix Innovations LLC (Helix), the maker of on! oral nicotine pouches, exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).
Altria also owns equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2021 Full-Year Guidance.” Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in ABI and Cronos and reports its share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect Altria’s cash flows. In the fourth quarter of 2020, Altria elected to account for its investment in JUUL under the fair value option. Prior to this date, Altria accounted for its investment in JUUL as an investment in an equity security.
Altria’s reportable segments are smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton; oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix; and wine, produced and/or distributed by Ste. Michelle Wine Estates. Results for innovative tobacco products and Philip Morris Capital Corporation (PMCC) are included in “All Other.”
Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the period ended June 30, 2021. These factors include the following:
•unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ or our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;
•government (including FDA) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;
•tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult consumer purchases as a result of federal, state and local excise tax increases;
•unfavorable outcomes of any government investigations of Altria, our subsidiaries or investees;
•a successful challenge to our tax positions, an increase to the corporate income tax rate or other changes to federal or state tax laws;
•the risks related to our and our investees’ international business operations, including failure to prevent violations of various U.S. and foreign laws and regulations such as foreign privacy laws and laws prohibiting bribery and corruption;
•the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our financial performance and financial condition and on our subsidiaries’ and investees’ ability to continue manufacturing and distributing products, including as a result of labor shortages, and the impact of health epidemics and pandemics on general economic conditions (including any resulting recession or other economic crisis) and, in turn, adult consumer purchasing behavior, which may be further adversely impacted by any reductions in, or eliminations of, government stimulus or unemployment payments;
•the failure of our tobacco subsidiaries and our investees to compete effectively in their respective markets;
•the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and sales volume;
•our tobacco subsidiaries’ and our investees’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;
•changes, including in economic conditions (due to the COVID-19 pandemic or otherwise), that result in adult consumers choosing lower-priced brands, including discount brands;
•the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to adult tobacco consumers;
•significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of the COVID-19 pandemic;
•the risks related to the reliance by our tobacco subsidiaries on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers, and the risk of an extended disruption at a facility of, or of service by, a supplier, distributor or distribution chain service provider of our tobacco subsidiaries or investees, including as a result of the COVID-19 pandemic;
•required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;
•the failure of our information systems or service providers’ information systems to function as intended, or cyber attacks or security breaches;

•our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
•impairment losses as a result of the write down of intangible assets, including goodwill;
•the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
•our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
•the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates, which may adversely affect our earnings or dividend rate or both;
•our inability to attract and retain investors due to the impact of decreasing social acceptance of tobacco usage or unfavorable ESG ratings;
•the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions including divestiture of the investment or rescission of the transaction;
•the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, competitive, compliance, legislative and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investment in Cronos and changes in the fair value of our investment in JUUL;
•the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;
•the adverse effects of risks encountered by ABI in its business, including effects of the COVID-19 pandemic, foreign currency exchange rates and the impact of movements in ABI’s stock price on our investment in ABI, including on our reported earnings from and carrying value of our investment in ABI, which could result in additional impairments of our investment, and the dividends paid by ABI on the shares we own;
•the risks related to our ownership percentage in ABI decreasing below certain levels, including the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors, and our potential inability to use the equity method of accounting for our investment in ABI;
•the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller business combination and the tax treatment of our equity investment; and
•the risks, including criminal, civil or tax liability for Altria, related to Altria’s or Cronos’s failure to comply with applicable laws, including cannabis laws.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings (Losses)
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2021	2020	% Change

Net revenues	$6,786	$7,123	(4.7)%
Cost of sales [1]	1,858	1,961
Excise taxes on products [1]	1,255	1,445
Gross profit	3,673	3,717	(1.2)%
Marketing, administration and research costs	569	480
Operating companies income	3,104	3,237	(4.1)%
Amortization of intangibles	18	17
General corporate expenses	135	60
Operating income	2,951	3,160	(6.6)%
Interest and other debt expense, net	266	310
Net periodic benefit income, excluding service cost	(63)	(3)
(Income) losses from equity investments [1]	5,915	472
Impairment of JUUL equity securities	—	2,600
(Gain) loss on Cronos-related financial instruments	135	105
Earnings (losses) before income taxes	(3,302)	(324)
Provision (benefit) for income taxes	(582)	632
Net earnings (losses)	(2,720)	(956)	(100)%+
Net (earnings) losses attributable to noncontrolling interests	(2)	4
Net earnings (losses) attributable to Altria	$(2,722)	$(952)	(100)%+

Per share data:
Diluted earnings (losses) per share attributable to Altria	$(1.48)	$(0.51)	(100)%+

Weighted-average diluted shares outstanding	1,842	1,859	(0.9)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from equity investments is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$5,975	$626	$177	$8	$6,786
2020	6,313	640	157	13	7,123
% Change	(5.4)%	(2.2)%	12.7%	(38.5)%	(4.7)%

Reconciliation:
For the quarter ended September 30, 2020	$6,313	$640	$157	$13	$7,123
Operations	(338)	(14)	20	(5)	(337)
For the quarter ended September 30, 2021	$5,975	$626	$177	$8	$6,786

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$2,753	$405	$(24)	$(30)	$3,104
2020	2,789	436	19	(7)	3,237
% Change	(1.3)%	(7.1)%	(100)%+	(100)%+	(4.1)%

Reconciliation:
For the quarter ended September 30, 2020	$2,789	$436	$19	$(7)	$3,237

Implementation and acquisition-related costs - 2020	—	4	1	—	5
Tobacco and health and certain other litigation items - 2020	34	—	—	—	34
	34	4	1	—	39

NPM Adjustment Items - 2021	21	—	—	—	21
Implementation and disposition-related costs - 2021	—	—	(51)	—	(51)
Tobacco and health and certain other litigation items - 2021	(29)	—	—	—	(29)
	(8)	—	(51)	—	(59)
Operations	(62)	(35)	7	(23)	(113)
For the quarter ended September 30, 2021	$2,753	$405	$(24)	$(30)	$3,104

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings (Losses)
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2021	2020	% Change

Net revenues	$19,758	$19,849	(0.5)%
Cost of sales [1]	5,348	5,909
Excise taxes on products [1]	3,733	4,063
Gross profit	10,677	9,877	8.1%
Marketing, administration and research costs	1,542	1,381
Operating companies income	9,135	8,496	7.5%
Amortization of intangibles	53	54
General corporate expenses	255	150
Operating income	8,827	8,292	6.5%
Interest and other debt expense, net	869	893
Loss on early extinguishment of debt	649	—
Net periodic benefit income, excluding service cost	(152)	(58)
(Income) losses from equity investments [1]	5,789	306
Impairment of JUUL equity securities	—	2,600
(Gain) loss on Cronos-related financial instruments	128	202
Earnings (losses) before income taxes	1,544	4,349	(64.5)%
Provision (benefit) for income taxes	693	1,817
Net earnings (losses)	851	2,532	(66.4)%
Net (earnings) losses attributable to noncontrolling interests	—	11
Net earnings (losses) attributable to Altria	$851	$2,543	(66.5)%

Per share data[2]:
Diluted earnings (losses) per share attributable to Altria	$0.46	$1.36	(66.2)%

Weighted-average diluted shares outstanding	1,849	1,859	(0.5)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and income (losses) from equity investments is shown in Schedule 5.

[2] Diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$17,275	$1,945	$494	$44	$19,758
2020	17,522	1,901	434	(8)	19,849
% Change	(1.4)%	2.3%	13.8%	100.0%+	(0.5)%

Reconciliation:
For the nine months ended September 30, 2020	$17,522	$1,901	$434	$(8)	$19,849
Operations	(247)	44	60	52	(91)
For the nine months ended September 30, 2021	$17,275	$1,945	$494	$44	$19,758

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$7,901	$1,269	$21	$(56)	$9,135
2020	7,609	1,297	(347)	(63)	8,496
% Change	3.8%	(2.2)%	100.0%+	11.1%	7.5%

Reconciliation:
For the nine months ended September 30, 2020	$7,609	$1,297	$(347)	$(63)	$8,496

Implementation and acquisition-related costs - 2020	—	6	395	—	401
Tobacco and health and certain other litigation items - 2020	73	—	—	—	73
COVID-19 special items - 2020	41	9	—	—	50
	114	15	395	—	524

NPM Adjustment Items - 2021	53	—	—	—	53
Implementation, acquisition and disposition-related costs - 2021	—	(37)	(52)	—	(89)
Tobacco and health and certain other litigation items - 2021	(72)	—	—	—	(72)
	(19)	(37)	(52)	—	(108)
Operations	197	(6)	25	7	223
For the nine months ended September 30, 2021	$7,901	$1,269	$21	$(56)	$9,135

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,218	$1,407	$3,620	$3,950
Oral tobacco products	32	33	98	98
Wine	5	5	14	14
All other	—	—	1	1
	$1,255	$1,445	$3,733	$4,063

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,116	$1,206	$3,183	$3,329
Oral tobacco products	2	2	7	7
All other	—	—	1	—
	$1,118	$1,208	$3,191	$3,336

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$69	$70	$206	$210
Oral tobacco products	1	2	3	4
	$70	$72	$209	$214

The detail of (income) losses from equity investments is as follows:

ABI	$6,036	$418	$5,644	$306
Cronos	(21)	54	145	—
JUUL	(100)	—	—	—
	$5,915	$472	$5,789	$306

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted (Losses) Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS
2021 Net Earnings (Losses)	$(2,722)	$(1.48)
2020 Net Earnings (Losses)	$(952)	$(0.51)
% Change	(100)%+	(100)%+

Reconciliation:
2020 Net Earnings (Losses)	$(952)	$(0.51)

2020 Implementation and acquisition-related costs	8	—
2020 Tobacco and health and certain other litigation items	25	0.01
2020 Impairment of JUUL equity securities	2,600	1.40
2020 ABI-related special items	405	0.22
2020 Cronos-related special items	142	0.08
2020 Tax items	(13)	(0.01)
Subtotal 2020 special items	3,167	1.70

2021 NPM Adjustment Items	33	0.02
2021 Implementation, acquisition and disposition-related costs	(52)	(0.03)
2021 Tobacco and health and certain other litigation items	(80)	(0.04)
2021 JUUL changes in fair value	100	0.05
2021 ABI-related special items	(4,899)	(2.65)
2021 Cronos-related special items	(89)	(0.05)
2021 Tax items	8	—
Subtotal 2021 special items	(4,979)	(2.70)

Fewer shares outstanding	—	0.01
Change in tax rate	26	0.01
Operations	16	0.01
2021 Net Earnings (Losses)	$(2,722)	$(1.48)

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (losses) before Income Taxes	Provision (benefit) for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2021 Reported	$(3,302)	$(582)	$(2,720)	$(2,722)	$(1.48)
NPM Adjustment Items	(44)	(11)	(33)	(33)	(0.02)
Implementation, acquisition and disposition-related costs	61	9	52	52	0.03
Tobacco and health and certain other litigation items	105	25	80	80	0.04
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
ABI-related special items	6,200	1,301	4,899	4,899	2.65
Cronos-related special items	89	—	89	89	0.05
Tax items	—	8	(8)	(8)	—
2021 Adjusted for Special Items	$3,009	$750	$2,259	$2,257	$1.22

2020 Reported	$(324)	$632	$(956)	$(952)	$(0.51)
Implementation and acquisition-related costs	12	4	8	8	—
Tobacco and health and certain other litigation items	34	9	25	25	0.01
Impairment of JUUL equity securities	2,600	—	2,600	2,600	1.40
ABI-related special items	513	108	405	405	0.22
Cronos-related special items	143	1	142	142	0.08
Tax items	—	13	(13)	(13)	(0.01)
2020 Adjusted for Special Items	$2,978	$767	$2,211	$2,215	$1.19

2021 Reported Net Earnings (Losses)				$(2,722)	$(1.48)
2020 Reported Net Earnings (Losses)				$(952)	$(0.51)
% Change				(100)%+	(100)%+

2021 Net Earnings Adjusted for Special Items				$2,257	$1.22
2020 Net Earnings Adjusted for Special Items				$2,215	$1.19
% Change				1.9%	2.5%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS[1]
2021 Net Earnings (Losses)	$851	$0.46
2020 Net Earnings (Losses)	$2,543	$1.36
% Change	(66.5)%	(66.2)%

Reconciliation:
2020 Net Earnings (Losses)	$2,543	$1.36

2020 Implementation and acquisition-related costs	314	0.17
2020 Tobacco and health and certain other litigation items	57	0.03
2020 Impairment of JUUL equity securities	2,600	1.40
2020 ABI-related special items	544	0.29
2020 Cronos-related special items	143	0.08
2020 COVID-19 special items	37	0.02
2020 Tax items	38	0.02
Subtotal 2020 special items	3,733	2.01

2021 NPM Adjustment Items	57	0.03
2021 Implementation, acquisition and disposition-related costs	(95)	(0.05)
2021 Tobacco and health and certain other litigation items	(113)	(0.06)
2021 ABI-related special items	(4,828)	(2.60)
2021 Cronos-related special items	(205)	(0.11)
2021 Loss on early extinguishment of debt	(496)	(0.27)
2021 Tax items	5	—
Subtotal 2021 special items	(5,675)	(3.06)

Fewer shares outstanding	—	0.02
Change in tax rate	(18)	(0.01)
Operations	268	0.14
2021 Net Earnings (Losses)	$851	$0.46

[1] Diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision (benefit) for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS[1]
2021 Reported	$1,544	$693	$851	$851	$0.46
NPM Adjustment Items	(76)	(19)	(57)	(57)	(0.03)
Implementation, acquisition and disposition-related costs	117	22	95	95	0.05
Tobacco and health and certain other litigation items	148	35	113	113	0.06
ABI-related special items	6,111	1,283	4,828	4,828	2.60
Cronos-related special items	200	(5)	205	205	0.11
Loss on early extinguishment of debt	649	153	496	496	0.27
Tax items	—	5	(5)	(5)	—
2021 Adjusted for Special Items	$8,693	$2,167	$6,526	$6,526	$3.52

2020 Reported	$4,349	$1,817	$2,532	$2,543	$1.36
Implementation and acquisition-related costs	415	101	314	314	0.17
Tobacco and health and certain other litigation items	76	19	57	57	0.03
Impairment of JUUL equity securities	2,600	—	2,600	2,600	1.40
ABI-related special items	689	145	544	544	0.29
Cronos-related special items	144	1	143	143	0.08
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(38)	38	38	0.02
2020 Adjusted for Special Items	$8,323	$2,058	$6,265	$6,276	$3.37

2021 Reported Net Earnings (Losses)				$851	$0.46
2020 Reported Net Earnings (Losses)				$2,543	$1.36
% Change				(66.5)%	(66.2)%

2021 Net Earnings Adjusted for Special Items				$6,526	$3.52
2020 Net Earnings Adjusted for Special Items				$6,276	$3.37
% Change				4.0%	4.5%

[1] Diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2020
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision (benefit) for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2020 Reported	$6,890	$2,436	$4,454	$4,467	$2.40
NPM Adjustment Items	4	1	3	3	—
Asset impairment, exit, implementation and acquisition-related costs	431	89	342	342	0.18
Tobacco and health and certain other litigation items	83	21	62	62	0.03
Impairment in JUUL equity securities	2,600	—	2,600	2,600	1.40
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
ABI-related special items	763	160	603	603	0.32
Cronos-related special items	51	(2)	53	53	0.03
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(50)	50	50	0.03
2020 Adjusted for Special Items	$10,772	$2,668	$8,104	$8,117	$4.36

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$2,957	$4,945
Inventories	1,133	1,966
Assets held for sale	1,490	—
Other current assets	440	206
Property, plant and equipment, net	1,518	2,012
Goodwill and other intangible assets, net	17,503	17,792
Investments in equity securities	13,874	19,529
Other long-term assets	649	964
Total assets	$39,564	$47,414

Liabilities and Stockholders’ (Deficit) Equity
Current portion of long-term debt	$1,105	$1,500
Accrued settlement charges	2,996	3,564
Liabilities held for sale	295	—
Other current liabilities	3,716	3,999
Long-term debt	27,022	27,971
Deferred income taxes	3,557	4,532
Accrued pension costs	280	551
Accrued postretirement health care costs	1,512	1,951
Other long-term liabilities	307	381
Total liabilities	40,790	44,449
Redeemable noncontrolling interest	39	40
Total stockholders’ (deficit) equity	(1,265)	2,925
Total liabilities and stockholders’ (deficit) equity	$39,564	$47,414

Total debt	$28,127	$29,471

							Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt expense, net	(Income) losses from equity investments	Impairment of JUUL equity securities	(Gain) loss on Cronos-related financial instruments
2021 Special Items - (Income) Expense
NPM Adjustment Items	$(21)	$—	$—	$(23)	$—	$—	$—
Implementation, acquisition and disposition-related costs	—	51	10	—	—	—	—
Tobacco and health and certain other litigation items	—	29	70	6	—	—	—
JUUL changes in fair value	—	—	—	—	(100)	—	—
ABI-related special items	—	—	—	—	6,200		—
Cronos-related special items	—	—	—	—	(46)	—	135

2020 Special Items - (Income) Expense
Implementation and acquisition-related costs	$1	$4	$7	$—	$—	$—	$—
Tobacco and health and certain other litigation items	—	34	—	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—	—	2,600	—
ABI-related special items	—	—	—	—	513	—	—
Cronos-related special items	—	—	—	—	38	—	105

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

								Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt expense, net	Loss on early extinguishment of debt	(Income) losses from equity investments	Impairment of JUUL equity securities	(Gain) loss on Cronos-related financial instruments
2021 Special Items - (Income) Expense
NPM Adjustment Items	$(53)	$—	$—	$(23)	$—	$—	$—	$—
Implementation, acquisition and disposition-related costs	1	88	28	—	—	—	—	—
Tobacco and health and certain other litigation items	—	72	70	6	—	—	—	—
JUUL changes in fair value	—	—	—	—	—	—	—	—
ABI-related special items	—	—	—	—	—	6,111	—	—
Cronos-related special items	—	—	—	—	—	72	—	128
Loss on early extinguishment of debt	—	—	—	—	649	—	—	—

2020 Special Items - (Income) Expense
Implementation and acquisition-related costs	$395	$6	$14	$—	$—	$—	$—	$—
Tobacco and health and certain other litigation items	—	73	—	3	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—		—	2,600	—
ABI-related special items	—	—	—	—	—	689	—	—
Cronos-related special items	—	—	—	—	—	(58)	—	202
COVID-19 special items	50	—	—	—	—	—	—	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.